SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report: June 28, 2011

CORINTHIAN COLLEGES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-25283	33-0717312
(State or other jurisdiction of Incorporation or organization)	Commission file number	(I.R.S. Employer Identification No.)

6 Hutton Centre Drive, Suite 400, Santa Ana, California	92707
(Address of principal executive offices)	(Zip Code)

(714) 427-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On June 28, 2011, the Compensation Committee (the “Committee”) of the Board of Directors of Corinthian Colleges, Inc. (the “Company”) approved new executive bonus arrangements for the Company’s fiscal year ending June 30, 2012, pursuant to the Company’s 2003 Performance Award Plan, as amended and restated. The bonus arrangements apply to all executive officers of the Company, including the “named executive officers.” The bonus arrangements set forth the bonus targets and the performance criteria upon which such executives’ bonuses will be based.

Each executive’s bonus is targeted to be a percentage of such executive’s base salary, as determined by the Committee for each executive. The target bonus for Jack Massimino, the Company’s Chairman of the Board and Chief Executive Officer, is 115% of his base salary. Each of the other “named executive officers” has a target bonus equal to 75% of his or her respective base salary.

In setting the performance criteria for the fiscal 2012 bonus plan for the Company’s executive officers, the Committee took into account the U.S. Department of Education’s (“ED”) final regulations regarding “incentive compensation,” promulgated on October 29, 2010 and effective July 1, 2011, as well as ED’s Dear Colleague Letter GEN-11-05 issued on March 17, 2011 (the “Dear Colleague Letter”). Based on the standards outlined in the final rule and the Dear Colleague Letter, the Compensation Committee, in consultation with counsel, has determined that all of the Company’s executive officers engage solely in policy making activities outside of the scope of the regulations, and none of such executive officers are engaged in activities covered by the incentive compensation prohibition. Accordingly, the Committee determined that operating profit continues to be an appropriate measure upon which to provide short-term incentives to executive management to align their interests with those of stockholders. The Committee also established other corporate objectives, not tied to success in securing enrollments or the award of financial aid, as appropriate measures to drive performance by both senior executive officers and other management personnel throughout the organization.

Accordingly, based on these considerations, the key performance measures for the fiscal 2012 Bonus Plan are as follows:

•

The first goal, weighted seventy-five percent (75%), is the Company’s operating income for the 2012 fiscal year, before any unusual or extraordinary items. Specific levels of operating income at threshold, target and maximum levels have been set by the Compensation Committee.

•

The second performance goal, weighted 6.25 percent (6.25%), is a broad measure of compliance throughout the organization, as determined by internal audit results. Specific percentages have been set by the Committee for the threshold, target and maximum levels of attainment.

•

The third performance goal, weighted 6.25 percent (6.25%), is student satisfaction, as measured by periodic surveys, and specific percentages have been set for the threshold, target and maximum levels of attainment.

•

The fourth performance goal, weighted 6.25 percent (6.25%), is employee turnover (except for reductions in force), and specific percentages have been set for the threshold, target and maximum levels of attainment.

•

The fifth performance goal, weighted 6.25 percent (6.25%), is successful implementation of the Company’s new frontline employee evaluation system. Minimum standards have been established for threshold performance, and actual payouts for this measure will scale according to operating profit from target to maximum.

Threshold levels of operating profit must be achieved for any bonus payout to occur (including for each of the other four measures) for any of the Company’s executive officers.

The ultimate cash payment to each executive officer will be based on the actual attained level of each performance goal. Accordingly, the percentage of the target bonus amount assigned to each performance goal will be multiplied by the applicable factor (ranging from 0.4 or 0.5 payout at threshold, depending on the measure, to 2.0 at maximum level attainment). With respect to operating profit, if performance is attained at a level between threshold and target, or between target and maximum, then the applicable factor for the calculation of the cash payment attributable to operating profit will be interpolated between those two levels on a straight linear basis. With respect to the other corporate objectives, if performance is attained at a level between threshold and maximum, then the cash incentive payout will be based on a step function of performance as follows: zero payout at threshold, 0.5x payout at a specified point between threshold and target, 1.0x payout at target, 1.5x payout at a specified point between target and maximum, and 2.0x payout at maximum performance.

The Committee retains the discretion to reduce or eliminate bonus payouts in its discretion.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CORINTHIAN COLLEGES, INC.

July 5, 2011	/s/ Stan A. Mortensen
Stan A. Mortensen
Executive Vice President and
General Counsel